EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of St. Mary Land & Exploration Company and Subsidiaries on Form S-8 (File No. 333-61850) of our report dated March 3, 1997, except for the effects of adopting Statement of Financial Accounting Standards No. 128, "Earnings Per Share," as discussed in Note 1, as to which the date is March 19, 1998, on our audits of the financial statements of St. Mary Land & Exploration Company and Subsidiaries as of December 31, 1996, and for each of the two years in the period ended December 31, 1996 which report is included in this Annual Report on Form 10-K.




/s/ COOPERS & LYBRAND L.L.P.
----------------------------


COOPERS & LYBRAND L.L.P.


Denver, Colorado
March 23, 1998